Exhibit 21.1

Subsidiaries of Parkview Capital Credit, Inc.

Name of Subsidiary	State of Incorporation or Organization

Lone Star Brewery Development, Inc.	Texas
Med-fare Drug & Pharmaceutical Compounding, LLC	South Carolina